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                                                                       EXHIBIT 5
                                 LETTERHEAD OF
                            Cravath, Swaine & Moore

                                                               November 14, 1994

                                  Salomon Inc
                                  -----------
                      Registration Statement on Form S-3
                      ----------------------------------


Ladies and Gentlemen:

          We have acted as special counsel for Salomon Inc, a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") relating to Index Warrants of the Company (the "Warrants"). The Warrants being registered under the Registration Statement will have an aggregate initial offering price of up to $150,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies and will be offered on a continued or delayed basis pursuant to the provisions of Rule 415 under the Securities Act of 1933 (the "Act"). The Warrants will be issued under one or more warrant agreements (each,a "Warrant Agreement"), each to be entered into between the Company and one or more institutions as identified in the applicable Warrant Agreement.

          In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the following: (a) the Certificate of Incorporation, as amended, of the Company; (b) the By-laws of the Company; (c) the form of the proposed Warrant Agreement; (d) the form of Warrant Certificate;
(e) the form of the Underwriting Agreement; and (f) resolutions of the Board of Directors of the Company.




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          Based on the foregoing and subject to (i) proposed additional actions and proceedings being taken as now contemplated prior to the issuance of the Warrants, (ii) the due execution and delivery of the Underwriting Agreement and the applicable Warrant Agreement and of any other necessary agreements and (iii) the effectiveness of the Registration Statement under the Act, we are of opinion as follows:

          1. The Company is duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

          2. The Warrants, when duly authorized, executed, authenticated and delivered in accordance with the provisions of the Warrant Agreement, will be validly issued and will constitute valid and binding obligations of the Company entitled to the benefits of the Warrant Agreement, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium and similar laws affecting creditors' rights generally from time to time in effect and, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, exept that we express no opinion as to whether a court in the United States would render a judgment with respect to the Warrants in any currency other than U.S. dollars.

          We are aware that we are referred to under the heading "Legal Opinions" in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 5 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required

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under Section 7 of the Securities Act or the Rules and Regulations of the
Commission promulgated thereunder.


                                      Very truly yours,


                                      /s/ Cravath, Swaine & Moore


Salomon Inc
   Seven World Trade Center
       New York, NY 10048